Exhibit 10.1

EXECUTION VERSION

RETIREMENT AGREEMENT AND GENERAL RELEASE

This Retirement Agreement and General Release (hereinafter “Agreement”) is hereby entered into effective as of May 3, 2023 by and between ROCKY MOUNTAIN CHOCOLATE FACTORY, INC. (hereinafter “the Company”) and GREGORY L. POPE (hereinafter “Mr. Pope”), who are collectively referred to herein as the “Parties.” As set forth in more detail below, by signing this Agreement, Mr. Pope understands that he, among other things, is giving up claims (both known and unknown) he might have against the Company, is releasing the Company from all liability, and is agreeing not to file a lawsuit of any kind against the Company. In consideration of the mutual promises contained herein, and other good and valuable consideration as hereinafter recited, the receipt and adequacy of which is hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1.    The Company and Mr. Pope agree that Mr. Pope will retire from employment with the Company on May 3, 2023.

2.    In full and complete settlement as stated herein, the Company agrees to provide the following payments and benefits to Mr. Pope:

(a)         Provided that Mr. Pope makes himself available in a satisfactory manner to consult with Company employees between May 4, 2023 and December 31, 2023 (the “Consulting Period”) to the extent requested by the Company’s Chief Executive Officer or his designee (not to exceed 35 hours per week), the Company shall pay Mr. Pope a monthly consulting fee of $22,000 as of the last day of each month during the Consulting Period. As an independent contractor, Mr. Pope shall be solely responsible for the payment of all taxes, including self-employment tax, with respect to the consulting fee. In connection with such consulting services and as a condition to the Company’s payment for such services, Mr. Pope agrees to provide all consulting services freely and without restriction or reservation.

(b)         The Company shall provide Mr. Pope with a retirement bonus in the form of twenty six (26) bi-weekly payments of $12,500.00 each, payable starting on November 14, 2023 and ending on October 29, 2024, in accordance with the Company’s normal payroll cycle and subject to usual income and payroll tax withholding, and in compliance with Treasury Regulation Section 1.409A-3(a)(4).

(c)         The 8,332 nonvested restricted stock units held by Mr. Pope shall become fully vested as of the date this Agreement becomes irrevocable.

(d)        Provided that Mr. Pope timely elects COBRA continuation coverage, the Company shall pay Mr. Pope’s COBRA premiums for the lesser of 18 months or until Mr. Pope becomes ineligible for or otherwise ceases to be covered under COBRA. Such payments shall be treated as taxable income to Mr. Pope.

(e)        Reimbursement of legal and CPA fees incurred by Mr. Pope in connection with this Agreement, upon submission to invoices to the Company, not to exceed $7,500.

Mr. Pope agrees that he is not otherwise entitled to the payments and benefits described above in this Section 2 unless he signs this Agreement and does not revoke it within the revocation period described in Section 21. Mr. Pope further agrees that, except as provided in this Agreement, he is not entitled to any compensation, payments, reimbursement, equity, stock, options, benefits or remuneration in any form from the Company or any Releasee (as defined below).

3.       Mr. Pope waives any right to future employment with the Company or any of its parents, subsidiaries, affiliates, or successors. Mr. Pope further agrees never to apply for, seek, or pursue employment at, or election or appointment to the board of directors of, the Company or any such related entities, and agrees that the Company or such related entities has no obligation to consider any such application. Mr. Pope further agrees that during the period when he is receiving payments under Sections 2(a) or (b) hereof, he shall not engage in the sale of franchises for any other business involving candy or confection products, whether as an employee, independent contractor or outside advisor. Nothing in this Agreement shall preclude Mr. Pope from applying to become a franchisee of the Company.

4.        Mr. Pope agrees that upon the earlier of (a) the Company’s announcement of a new senior executive for the Company’s franchise business, or (b) the end of the Consulting Period on December 31, 2023, he will surrender, to the best of his abilities, to the Company every item and every document that is the Company's property (including but not limited to keys, credit cards, records, computers, peripherals, computer files or storage media, notes, memoranda, models, inventory and equipment) or contains Company information, in whatever form. All of these materials are the sole and absolute property of the Company.

5.      All reference requests from Mr. Pope’s prospective employers shall be made in writing addressed to the attention of the Company’s Chief Executive Officer, and shall include a written authorization signed by Mr. Pope for the release of the information. The Company will provide to prospective employers Mr. Pope’s dates of employment, job title, and last annual compensation.

6.      Mr. Pope will cooperate with any reasonable request by the Company in connection with any matter with which he was involved or any existing or potential claim, investigation, administrative proceeding, lawsuit or other legal or business matter that arose during his employment by the Company.

7.       Mr. Pope agrees that, to the maximum extent permitted by law, and in consideration of the payments and consideration described herein, he will, and hereby does, forever and irrevocably release and discharge the Company, its officers, directors, employees, independent contractors, agents, affiliates, parents, subsidiaries, divisions, predecessors, employee benefit plans, purchasers, assigns, representatives, successors and successors in interest (herein collectively referred to as “Releasees”) from any and all claims, causes of action, damages of any kind, obligations, contracts, promises, expenses, costs, attorneys’ fees, compensation, and liabilities, known or unknown, whatsoever which he now has, has had, or may have, whether the same be at law, in equity, or mixed, in any way arising from or relating to any act, occurrence, or transaction on or before the date of this Agreement, including without limitation his employment and retirement from employment with the Company. This waiver and release does not apply to any claim that may arise after the date that Mr. Pope signs this Agreement. This is a General Release. Mr. Pope expressly acknowledges that this General Release includes, but is not limited to, Mr. Pope’s intent to release the Company from any claim relating to his employment at the Company, including, but not limited to, tort and contract claims, wrongful discharge claims, pension claims, employee benefit claims, severance benefits, statutory claims, compensation claims, claims for damages, claims under any state, local or federal wage and hour law or wage payment or collection law, and claims of discrimination, retaliation or harassment based on age, race, color, sex, religion, handicap, disability, national origin, ancestry, citizenship, marital status, sexual orientation, genetic information or any other protected basis, or any other claim of employment discrimination, retaliation or harassment under the Age Discrimination In Employment Act (29 U.S.C. §§ 626 et seq., “ADEA”), Title VII of the Civil Rights Acts of 1964 and 1991 as amended (42 U.S.C. §§ 2000e et seq.), the Americans With Disabilities Act (42 U.S.C. §§ 12101 et seq.), and any other law, statute, regulation or ordinance of any kind, including those prohibiting employment discrimination or governing employment. The Parties agree that this General Release provision, and the covenant not to sue provision below, survive and remain in full force and effect in the event the Company or any Releasee institutes an action or proceeding against Mr. Pope for breach of any provision of this Agreement. Notwithstanding the release of claims in this Section 7, from and after May 3, 2023, the Employer shall continue to indemnify and hold harmless Mr. Pope with respect to acts or omissions occurring on or before May 3, 2023 in accordance with the Employer’s articles of incorporation and bylaws, as in effect on the date hereof subject to any limitations provided therein. Moreover, Mr. Pope shall continue to be covered by the Company’s D&O insurance policies with respect to acts or omissions occurring on or before May 3, 2023, subject to the terms and limitations of such D&O insurance policies.

8.       Mr. Pope represents and agrees that he has not, by himself or on his behalf, instituted, prosecuted, filed, or processed any litigation, claims or proceedings against the Company or any Releasees.  Mr. Pope agrees, to the maximum extent permitted by law, not to make or file any lawsuits, complaints, or other proceedings against the Company or any Releasee or to join in any such lawsuits, complaints, or other proceedings against the Company or Releasees concerning any matter relating to his employment with the Company or that arose on or prior to the date of this Agreement.  Nothing in this Agreement prohibits Mr. Pope from filing a charge with any government administrative agency (such as the Equal Employment Opportunity Commission), or from testifying, assisting or participating in an investigation, hearing or proceeding conducted by such agency; however, Mr. Pope waives the right to receive any individualized relief, such as reinstatement, backpay, or other damages, in a lawsuit or administrative action brought by Mr. Pope or by any government agency on his behalf.  Mr. Pope agrees that if there is any complaint filed in any court or arbitral forum which seeks reinstatement, damages or other remedies for Mr. Pope relating to any claim that is covered by this Agreement, Mr. Pope will immediately file a dismissal with prejudice of such claim or remedy.  Nothing in this agreement prevents Mr. Pope from discussing or disclosing: (a) information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Mr. Pope has reason to believe is unlawful; (b) information arising from Mr. Pope’s general training, knowledge, skill, or experience; (c) information that is readily ascertainable to the public; and (d) information that Mr. Pope otherwise has a legal right to disclose.

9.       Mr. Pope further agrees and covenants that, to the maximum extent permitted by law, he will not and has not, encourage or voluntarily assist or aid in any way others in making or filing any lawsuits, complaints, or other proceedings against the Company, or any other Releasee.

10.     Mr. Pope acknowledges and declares that he has been fully compensated for all work performed and time he has worked while employed by the Company, and that he is not owed any compensation, wages, salary, payments, bonus, equity interest, remuneration or income from the Company of any kind, including, but not limited to amounts under his Employment Agreement with the Company, except as provided in this Agreement.

11.     The Parties further agree that, in entering into this Agreement, the Company is expressly relying on the foregoing representations by Mr. Pope, and that Mr. Pope is expressly relying on the foregoing representations of the Company. The Parties further agree that the representations made by each party in the proceeding paragraphs are admissions by each party and are admissible, if offered by the Company or Mr. Pope, as a sworn statement of fact by the Company or Mr. Pope in any proceeding between the Parties.

12.     The Parties agree that the above-mentioned consideration is not to be construed as an admission of any wrongdoing or liability on the part of the either Party under any statute or otherwise, but that on the contrary, any such wrongdoing or liability is expressly denied by the Parties.

13.     Mr. Pope agrees that neither this Agreement nor the negotiations in pursuance thereof shall be construed or interpreted to render Mr. Pope a prevailing party for any reason, including but not limited to an award of attorney’s fees, expenses or costs under any statute or otherwise.

14.    Mr. Pope agrees that, to the maximum extent permitted by law, the terms of this Agreement and the negotiations in pursuance thereof are strictly confidential and shall not be disclosed, and have not been disclosed, to any person or entity. Mr. Pope may disclose the Agreement to his attorneys, accountants and tax advisors who, as agents and representatives of Mr. Pope, also must keep the terms of this Agreement strictly confidential.

15.    Mr. Pope agrees that, to the maximum extent permitted by law, he will not and has not, by any verbal, written or electronic expression or communication (including use of any social or professional networking websites and/or blogs), or by any deed or act of communication, disparage, criticize, condemn or impugn the Company or Releasees, or their reputation or character, or any of their actions, services, products, writings, policies, practices, procedures or advertisements. Likewise, the Company’s executive management team will not by any verbal, written or electronic expression or communication (including use of any social or professional networking websites and/or blogs), or by any deed or act of communication, disparage, criticize, condemn or impugn Mr. Pope or the work he performed for the Company.

16.     Mr. Pope agrees that a violation or breach of his duties, obligations or covenants in this Agreement by Mr. Pope will support a cause of action for breach of contract, and will entitle the Company to recover damages flowing from such breach, specifically including, but not limited to, the recovery of any payments made to Mr. Pope under this Agreement, to stop any payments or obligations owing under this Agreement, to recover the costs and attorneys’ fees the Company incurs to recover under this paragraph and to obtain injunctive, monetary or other relief permitted by law. It is expressly agreed that the non-exclusive damages set forth above in this paragraph in the event of a breach are not a penalty, but are fair and reasonable in light of the difficulty of proving prejudice to the Company in the event of such a breach.

17.     The Parties further agree that this Agreement shall be binding upon and inure to the benefit of the personal representatives, heirs, executors, and administrators of Mr. Pope and the heirs, executors, administrators, affiliates, successors, predecessors, subsidiaries, divisions, officers, purchasers, agents, assigns, representatives, directors and employees of the Company, that this Agreement contains and comprises the entire agreement and understanding of the Parties, that there are no additional promises, contracts, terms or conditions between the Parties other than those contained herein, and that this Agreement shall not be modified except in writing signed by each of the Parties hereto.

18.     The Parties agree that this Agreement and the rights and obligations hereunder shall be governed by, and construed in accordance with, the laws of the State of Colorado regardless of any principles of conflicts of laws or choice of laws of any jurisdiction. The Parties agree that the state courts of the State of Colorado and, if the jurisdictional prerequisites exist, the United States District Court for the District of Colorado, shall have sole and exclusive jurisdiction and venue to hear and determine any dispute or controversy arising under or concerning this Agreement. Mr. Pope and the Company hereby waive trial by jury as to any and all litigation arising out of and/or relating to this Agreement.

19.     If any terms of the above provisions of this Agreement are found null, void or inoperative, for any reason, the remaining provisions will remain in full force and effect. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either of the Parties.

20.     Mr. Pope understands that he has twenty-one (21) days from the date of his receipt of this Agreement, which was April 21, 2023, to consider his decision to sign it, and that he may unilaterally waive this period at his election. Mr. Pope’s signature on this Agreement constitutes an express waiver of the twenty-one (21) day period if affixed prior to the expiration of that period. By signing this Agreement, Mr. Pope expressly acknowledges that his decision to sign this Agreement was knowing and voluntary and of his own free will. The Parties agree that any revisions or modifications to this Agreement, whether material or immaterial, will not and did not restart this time period.

21.     Mr. Pope acknowledges that he may revoke this Agreement only as it pertains to claims under the ADEA for up to and including seven (7) days after his execution of this Agreement, and that the aspects of this Agreement regarding his release of claims under the ADEA shall not become effective until the expiration of seven (7) days from the date of his execution of this Agreement. This provision regarding revocation shall have no effect on the validity and enforceability of any other term, condition or provision of this Agreement, which becomes effective when signed. In the event that Mr. Pope revokes this Agreement as it pertains to claims under the ADEA, the Parties agree that, in lieu of the payments and benefits set forth in Paragraphs 2(a), (b) and (c) above, the Company will pay to Mr. Pope a lump sum of $5,000.00 (Five Thousand Dollars), less all lawful deductions, the adequacy of which is hereby acknowledged. Mr. Pope accordingly agrees that, in the event he revokes this Agreement as it pertains to claims under the ADEA, all other provisions of this Agreement (including without limitation the release provisions in Paragraph 7) are independently supported by adequate consideration and are fully enforceable. Mr. Pope expressly agrees that, in order to be effective, his revocation pursuant to this Paragraph must be in writing and must actually be received by Mr. Robert J. Sarlls, Chief Executive Officer, by 5:00 p.m. Mountain Time on or before the seventh day following his execution of this Agreement.

22.    The Parties agree that, to the extent that any provision of this Agreement is determined to be in violation of the Older Workers Benefit Protection Act (“OWBPA”), it should be severed from the Agreement or modified to comply with the OWBPA, without affecting the validity or enforceability of any of the other terms or provisions of the Agreement.

23.      The Company hereby advises Mr. Pope to consult with an attorney prior to executing this Agreement.

24.     Mr. Pope acknowledges, certifies and agrees: (a) that he has carefully read this Agreement and understands all of its terms; (b) that he had a reasonable amount of time to consider his decision to sign this Agreement; (c) that in executing this Agreement he does not rely and has not relied upon any representation or statement made by any of the Company’s agents, representatives, or attorneys with regard to the subject matter, basis, or effect of the Agreement; (d) that he enters into this Agreement voluntarily, of his own free will, without any duress and with knowledge of its meaning and effect; (e) that he is not owed any wages by the Company for work performed, whether as wages or salary, overtime, bonuses or commissions, or for accrued but unused paid time off, and that Mr. Pope has been fully compensated for all hours worked; (f) that Mr. Pope is not aware of any factual basis for a claim that the Company has defrauded the government of the United States or of any State; (g) that Mr. Pope has incurred no work-related injuries; (h) that Mr. Pope has received all family or medical leave to which he was entitled under the law; and (i) that Mr. Pope has been and hereby is advised to consult with legal counsel of Mr. Pope’s choice prior to execution and delivery of this Agreement, and that Mr. Pope has done so or voluntarily elected not to do so. The Company is expressly relying on the foregoing representations and admissions by Mr. Pope, and the Parties agree that such representations are admissible, if offered by the Company, as sworn statements of fact by Mr. Pope in any proceeding between the Parties.

25.     This Agreement and any payment hereunder shall comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), or an exemption or exclusion therefrom, as well as any related regulations or other guidance promulgated by the U.S. Department of the Treasury or the Internal Revenue Service (“Section 409A”), to the extent applicable, and shall in all respects be administered in accordance with Section 409A. Any payments made in installments or otherwise made at different times shall be considered a series of separate payments for purposes of Section 409A. Any provision that would cause this Agreement or a payment, distribution or other benefit hereunder to fail to satisfy the requirements of Section 409A shall have no force or effect and, to the extent an amendment would be effective for purposes of Section 409A, the parties agree that this Agreement shall be amended to comply with Section 409A. Such amendment shall be retroactive to the extent permitted by Section 409A.

26.     This Agreement may be executed in counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument. An originally executed version of this Agreement that is scanned as an image file (e.g., Adobe PDF, TIF, JPEG, etc.) and then delivered by one party to the other party via electronic mail as evidence of signature, shall, for all purposes hereof, be deemed an original signature. In addition, an originally executed version of this Agreement that is delivered via facsimile by one party to the other party as evidence of signature shall, for all purposes hereof, be deemed an original.

SIGNATURES ON FOLLOWING PAGE

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first written above.

/s/ Gregory L. Pope	5/4/2023
Gregory L. Pope	Date

ROCKY MOUNTAIN CHOCOLATE FACTORY, INC.

/s/ Robert J. Sarlls	5/4/2023
Robert J. Sarlls	Date
Chief Executive Officer

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